Exhibit to Accompany
Item 77J b
Form N-SAR

ICAP Funds, Inc. the Funds


According to the provisions of Statement of Position 93-2 SOP 93 - 2 Determination, Disclosure and Financial Statement Presentation of
Income, Capital Gain and Return of Capital Distributions by Investment Companies, the Fund is required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at December 31, 2002, reclassifications were recorded to increase undistributed net investment income by $1,$24, $1 and $22; increase (decrease)accumulated net realized gain (loss) on investments and foreign currency transactions by $0, $0, 0 and $(21); and increase (decrease) paid-in-capital in excess of par by $(1), $(24), $(1) and $(1) for the Discretionary Equity, Equity,
Select Equity and Euro Select Equity Portfolios, respectively.

This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.